Exhibit 4.3


                                 AMENDMENT NO. 2
                                       TO
                         THE QUICK & REILLY GROUP, INC.
                                STOCK OPTION PLAN


     As approved and adopted by the Board of Directors on January 23, 1998

     That Section 7 of The Quick & Reilly Group, Inc. Stock Option Plan (the "Plan") is hereby amended to read as provided in Section 5(g) of the Fleet Financial Group, Inc. Amended and Restated 1992 Stock Option Plan.